Filed pursuant to Rule 433

Registration Statement Nos. 333-226485 and

333-226485-02

September 18, 2018

PRICING TERM SHEET

U.S.$1,000,000,000 3.796% Fixed Rate Guaranteed Notes due 2025

Issuer:	BP Capital Markets America Inc. (“BP Capital America”)

Guarantor:	BP p.l.c. (“BP”)

Title:	Fixed Rate Guaranteed Notes due 2025 (the “2025 Notes”)

Total Principal Amount Being Issued:	$1,000,000,000

Denomination:	The 2025 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	September 21, 2018

Guarantee:	Payment of the principal of and interest on the 2025 Notes is fully guaranteed by BP.

Maturity Date:	September 21, 2025

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	3.796% per annum

Date Interest Starts Accruing:	September 21, 2018

Interest Payment Dates:	March 21 and September 21 of each year, subject to the Day Count Convention.

First Interest Payment Date:	March 21, 2019

Treasury Benchmark:	2.750% due August 31, 2025

US Treasury Yield / Price:	2.996% / 98-15

Spread to Treasury:	T+80 bps

Re-offer Yield:	3.796%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2025 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital America’s other unsecured and unsubordinated indebtedness.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of Additional Amounts:	In the event that BP is required to withhold any taxes by the laws of the jurisdiction in which BP is incorporated from a payment under the guarantees, BP will be required, subject to certain exceptions, to pay you an additional amount so that the net amount you receive is the amount specified in the 2025 Notes to which you are entitled.

Listing:	Application will be made to list the 2025 Notes on the New York Stock Exchange although neither BP Capital America nor BP can guarantee such listing will be obtained.

Redemption:	The 2025 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 19 of the prospectus and as described below under “Optional Redemption”. The provision for optional tax redemption described in the prospectus will apply in respect of changes in tax treatments occurring after September 18, 2018.

Optional Redemption:	Prior to July 21, 2025 (the date that is two months prior to the scheduled maturity date for the 2025 Notes), BP Capital America has the right to redeem the 2025 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2025 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes to be redeemed that would be due if such notes matured on July 21, 2025 (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, plus in each case accrued and unpaid interest to the date of redemption. On or after July 21, 2025 (the date that is two months prior to the scheduled maturity date for the 2025 Notes), BP Capital America has the right to redeem the 2025 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption. For purposes of determining the optional redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2025 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital America. “Reference treasury dealer”

means Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA LLC or their affiliates, each of which is a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), and their respective successors, and two other primary treasury dealers selected by BP Capital America, provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, BP Capital America shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

Sinking Fund:	There is no sinking fund.

Further Issuances:	BP Capital America may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated September 18, 2018 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2025 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the 2025 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2025 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

Public Offering Price:	Per 2025 Note: 100.000%; Total: $1,000,000,000

Underwriters’ Discount:	Per 2025 Note: 0.240%; Total: $2,400,000

Proceeds, Before Expenses, to Us:	Per 2025 Note: 99.760%; Total: $997,600,000

Underwriters:	Citigroup Global Markets Inc.	($166,666,000)

	Goldman Sachs & Co. LLC	($166,666,000)
	HSBC Securities (USA) Inc.	($166,666,000)
	Merrill Lynch, Pierce, Fenner & Smith
	Incorporated	($166,670,000)
	Mizuho Securities USA LLC	($166,666,000)
	MUFG Securities Americas Inc.	($166,666,000)

CUSIP Number:	10373QAB6

ISIN:	US10373QAB68

U.S.$1,000,000,000 3.937% Fixed Rate Guaranteed Notes due 2028

Issuer:	BP Capital Markets America Inc. (“BP Capital America”)

Guarantor:	BP p.l.c. (“BP”)

Title:	Fixed Rate Guaranteed Notes due 2028 (the “2028 Notes”)

Total Principal Amount Being Issued:	$1,000,000,000

Denomination:	The 2028 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	September 21, 2018

Guarantee:	Payment of the principal of and interest on the 2028 Notes is fully guaranteed by BP.

Maturity Date:	September 21, 2028

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	3.937% per annum

Date Interest Starts Accruing:	September 21, 2018

Interest Payment Dates:	March 21 and September 21 of each year, subject to the Day Count Convention.

First Interest Payment Date:	March 21, 2019

Treasury Benchmark:	2.875% due August 15, 2028

US Treasury Yield / Price:	3.037% / 98-20

Spread to Treasury:	T+90 bps

Re-offer Yield:	3.937%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2028 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital America’s other unsecured and unsubordinated indebtedness.

Regular Record Dates for Interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of Additional Amounts:	In the event that BP is required to withhold any taxes by the laws of the jurisdiction in which BP is incorporated from a payment under the guarantees, BP will be required, subject to certain exceptions, to pay you an additional amount so that the net amount you receive is the amount specified in the 2028 Notes to which you are entitled.

Listing:	Application will be made to list the 2028 Notes on the New York Stock Exchange although neither BP Capital America nor BP can guarantee such listing will be obtained.

Redemption:	The 2028 Notes are not redeemable, except as described under “Description of Debt Securities and Guarantees—Optional Tax Redemption” on page 19 of the prospectus and as described below under “Optional Redemption”. The provision for optional tax redemption described in the prospectus will apply in respect of changes in tax treatments occurring after September 18, 2018.

Optional Redemption:	Prior to June 21, 2028 (the date that is three months prior to the scheduled maturity date for the 2028 Notes), BP Capital America has the right to redeem the 2028 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2028 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2028 Notes to be redeemed that would be due if such notes matured on June 21, 2028 (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, plus in each case accrued and unpaid interest to the date of redemption. On or after June 21, 2028 (the date that is three months prior to the scheduled maturity date for the 2028 Notes), BP Capital America has the right to redeem the 2028 Notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the date of redemption. For purposes of determining the optional redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2028 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital America. “Reference treasury dealer” means Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA LLC or their affiliates, each of which is a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), and their respective successors, and two other primary treasury dealers selected by BP Capital America, provided, however, that if any of the foregoing shall cease to be a primary treasury dealer, BP Capital America shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

Sinking Fund:	There is no sinking fund.

Further Issuances:	BP Capital America may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated September 18, 2018 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2028 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the 2028 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2028 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or will be part of a “qualified reopening” for U.S. federal income tax purposes.

Public Offering Price:	Per 2028 Note: 100.000%; Total: $1,000,000,000

Underwriters’ Discount:	Per 2028 Note: 0.300%; Total: $3,000,000

Proceeds, Before Expenses, to Us:	Per 2028 Note: 99.700%; Total: $997,000,000

Underwriters:	Citigroup Global Markets Inc.	($166,670,000)

	Goldman Sachs & Co. LLC	($166,666,000)
	HSBC Securities (USA) Inc.	($166,666,000)
	Merrill Lynch, Pierce, Fenner & Smith
	Incorporated	($166,666,000)
	Mizuho Securities USA LLC	($166,666,000)
	MUFG Securities Americas Inc.	($166,666,000)

CUSIP Number:	10373QAC4

ISIN:	US10373QAC42

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MiFID II professionals/ECPs-only / No PRIIPs KID— in the European Economic Area (EEA), the manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in the EEA.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, HSBC Securities (USA) Inc. toll-free at 1- 866-811-8049, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Mizuho Securities USA LLC toll-free at 1-866-271-7403 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.